UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2012

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

605 East Huntington Drive, Suite 205 Monrovia, CA	91016
(Address of Principal Executive Offices)	(Zip Code)

(626) 775-3400
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.
On January 10, 2012, Mark T. Troughton, President, Cards and Network of Green Dot Corporation (“Green Dot”), submitted his resignation as an executive officer of Green Dot in order to pursue new opportunities. While Mr. Troughton ceased serving in his former capacity effective immediately upon his resignation, he is expected to continue to serve Green Dot through at least the end of January 2012.
Mr. Troughton's former role has been divided into two positions with Green Dot promoting two former direct reports of Mr. Troughton, Kostas Sgoutas and Eric Duehring, to fill them. Both report directly to Green Dot's Chief Executive Officer, Steve Streit.
Mr. Sgoutas holds the position of Chief Product Officer, Executive Vice President for Non-Retail Customer Acquisition. In this capacity, he will be responsible for all non-retail customer acquisition channels, including all products sold through Green Dot's online properties, its Government channel and future new channels. Mr. Sgoutas will also be responsible for the Green Dot Network and Green Dot's product development and product management functions.
Mr. Duehring holds the position of Chief Marketing Officer, Executive Vice President of Retail Customer Acquisition. In this capacity, he will be responsible for Green Dot's retail customer acquisition channel, including all products sold through Green Dot's retail distribution, including Walmart. Mr. Duehring will also manage Green Dot's marketing and advertising functions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ JOHN C. RICCI
John C. Ricci
General Counsel and Secretary

Date: January 13, 2012